Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

INTERACTIVE BROKERS GROUP, INC.

Interactive Brokers Group, Inc., a Delaware corporation (the “Corporation”), does hereby certify that:

FIRST:  The present name of the Corporation is “Interactive Brokers Group, Inc.” which is the name under which the Corporation was originally incorporated.  The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was November 14, 2006 (the “Certificate of Incorporation”).

SECOND:  This Amended and Restated Certificate of Incorporation amends and restates in its entirety the Certificate of Incorporation of the Corporation.  This Amended and Restated Certificate has been duly adopted and approved by the Board of Directors of the Corporation by unanimous written consent in lieu of a meeting thereof in accordance with the provisions of Sections 141(f), 242 and 245 of the General Corporation Law of the State of Delaware and by written consent of the sole stockholder of the Corporation in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

THIRD:  This Amended and Restated Certificate shall become effective immediately upon its filing with the Secretary of State of the State of Delaware.

FOURTH:  Upon the filing with the Secretary of State of the State of Delaware of this Amended and Restated Certificate, the Certificate of Incorporation of the Corporation shall be amended and restated in its entirety to read as set forth on Exhibit A attached hereto.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate to be executed by a duly authorized officer this 4th day of April, 2007.

INTERACTIVE BROKERS GROUP, INC.

By:	/s/ PAUL J. BRODY
	Name:	Paul J. Brody
	Title:	Chief Financial Officer, Treasurer
and Secretary

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INTERACTIVE BROKERS GROUP, INC.

ARTICLE ONE

The name of the corporation is Interactive Brokers Group, Inc. (the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the state of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle.  The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE FOUR

Section 1.               Shares, Classes and Series Authorized.  The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 1,000,010,100 shares, consisting of: (a) 1,000,000,000 shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”); (b) 100 shares of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”); and (c) 10,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided. The Class A Common Stock and the Class B Common Stock shall hereinafter collectively be called the “Common Stock.” The number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereinafter enacted.

Section 2.               Preferred Stock.  The Board of Directors is authorized to provide for the issuance from time to time of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the applicable provisions of the DGCL (a “Preferred Stock Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, with such voting powers, full or limited, if any, of the shares of such series, and such designations, preferences, and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors (as such resolutions may be amended by a resolution or resolutions subsequently adopted by the Board of Directors), and as are not stated and expressed in this Amended and Restated Certificate of Incorporation including, but not limited to, determination of any of the following:

                (a)           the distinctive designation of the series, whether by number, letter or title, and the number of shares which will constitute the series, which number may be increased or decreased (but not below the number of shares then outstanding and except where otherwise provided in the applicable Preferred Stock Certificate of Designation) from time to time by action of the Board of Directors;

                (b)           the dividend rate, if any, and the times of payment of dividends, if any, on the shares of the series, whether such dividends will be cumulative, and if so, from what date or dates, and the relation which such dividends, if any, shall bear to the dividends payable on any other class or classes of stock;

                (c)           the price or prices at which, and the terms and conditions on which, the shares of the series may be redeemed at the option of the Corporation;

                (d)           whether or not the shares of the series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

                (e)           the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

                (f)            whether or not the shares of the series will be convertible into, or exchangeable for, any other shares of stock of the Corporation or other securities, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

                (g)           the rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

                (h)           whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class of stock in any respect, or will be entitled to the benefit of limitations restricting the issuance of shares of any other series or class of stock, restricting the payment of dividends on or the making of other distributions in respect of shares of any other series or class of stock ranking junior to the shares of the series as to dividends or assets, or restricting the purchase or redemption of the shares of any such junior series or class, and the terms of any such restriction;

                (i)            whether the series will have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights; and

                (j)            any other preferences, qualifications, privileges, options and other relative or special rights and limitations of that series.

Except as otherwise required by law, as otherwise provided herein or as otherwise determined by the Board of Directors in the applicable Preferred Stock Certificate of Designation as to the shares of any series of Preferred Stock prior to the issuance of any such shares, the holders of Preferred Stock shall have no voting rights and shall not be entitled to any notice of meeting of stockholders.

Section 3.               Common Stock.  Except as otherwise provided in this Amended and Restated Certificate of Incorporation or as otherwise required by applicable law, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.  The terms of the Common Stock set forth below shall be subject to the express terms of any series of Preferred Stock.

                (a)           Voting Rights.  The shares of Common Stock shall entitle the holders thereof to the following voting rights:

(1)           Each share of Class A Common Stock shall entitle the holder thereof to one (1) vote in person or by proxy on all matters submitted to a vote of the stockholders of the Corporation.

(2)           Each share of Class B Common Stock shall entitle the holder thereof: (A) at such time, if any, that there are no shares of Class A Common Stock outstanding, to one (1) vote in person or by proxy on all matters submitted to a vote of the stockholders of the Corporation, and (B) at such time, if any, that there are shares of Class A Common Stock outstanding, to the following number of votes in person or by proxy on all matters submitted to a vote of the stockholders of the Corporation: (x) the number of Shares (as defined below) of IBG LLC, a Connecticut limited liability company (“IBG LLC”), held by such holder as reflected on the books and records of IBG LLC, divided by (y) 100.  “Shares” shall have the meaning assigned to such term in the Amended and Restated Limited Liability Company Agreement of IBG LLC.

(3)           Except as otherwise required in this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation or by applicable law, the holders of shares of Common Stock shall vote together as a single class on all matters submitted to a vote of stockholders of the Corporation (or if any holders of shares of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of shares of Preferred Stock).

                (b)           Dividends and Distributions.

(1)           Subject to the preferences applicable to Preferred Stock, if any, outstanding at any time, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Corporation’s Board from time to time out of assets or funds of the Corporation legally available therefor; provided that, subject to the provisions of this Section 3, the Corporation shall not pay dividends or make distributions to any holders of any class of Common Stock unless simultaneously with such dividend or distribution, as the case may be, the

Corporation makes the same dividend or distribution with respect to each outstanding share of Common Stock regardless of class.

(2)           In the case of dividends or other distributions payable in Class A Common Stock or Class B Common Stock including distributions pursuant to stock splits or divisions of Class A Common Stock or Class B Common Stock which occur after the first date upon which the Corporation has issued any shares of Class A Common Stock or Class B Common Stock, only shares of Class A Common Stock shall be distributed with respect to Class A Common Stock and only shares of Class B Common Stock shall be distributed with respect to Class B Common Stock. In the case of any such dividend or distribution payable in shares of Class A Common Stock or Class B Common Stock, the number of shares of each class of Common Stock payable per share of such class of Common Stock shall be equal in number.

(3)           In the case of dividends or other distributions consisting of other voting securities of the Corporation or of voting securities of any corporation which is a wholly owned subsidiary of the Corporation, the Corporation shall declare and pay such dividends in two separate classes of such voting securities, identical in all respects, except that: (1) the voting rights of each such security paid to the holders of Class B Common Stock, when compared to the voting rights of each such security paid to the holders of Class A Common Stock, shall have voting rights determined pursuant to the same formula as provided in Article Four, Section 3(a)(2) above; and (2) such security paid to the holders of Class B Common Stock shall have the same restrictions on transfer and ownership applicable to the transfer and ownership of Class B Common Stock.

(4)           In the case of dividends or other distributions consisting of securities convertible into, or exchangeable for, voting securities of the Corporation or voting securities of another corporation which is a wholly owned subsidiary of the Corporation, the Corporation shall provide that such convertible or exchangeable securities and the underlying securities be identical in all respects (including, without limitation, the conversion or exchange rate), except that: (1) the voting rights of each security underlying the convertible or exchangeable security paid to the holders of Class B Common Stock, when compared to the voting rights of each security underlying the convertible or exchangeable security paid to the holders of the Class A Common Stock, shall have voting rights determined pursuant to the same formula as provided in Article Four, Section 3(a)(2) above; and (2) such securities underlying the convertible or exchangeable securities paid to the holders of the Class B Common Stock shall have the same restrictions on transfer and ownership applicable to the transfer and ownership of the Class B Common Stock.

                (c)           Stock Splits, Stock Dividends and Reclassification.  The Corporation shall not in any manner subdivide (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combine (by reverse stock split, reclassification, recapitalization or otherwise) the outstanding shares of one class of Common Stock unless the outstanding shares of all classes of Common Stock shall be proportionately subdivided or combined.

                (d)           Options, Rights or Warrants.

(1)           The Corporation shall not make any offering of options, rights or warrants to subscribe for shares of Class B Common Stock.

(2)           Subject to Article Four, Section 3(d)(1) above, the Corporation shall have the power to create and issue, whether or not in connection with the issue and sale of any shares of stock or other securities of the Corporation, rights or options entitling the holders thereof to purchase from the Corporation any shares of its capital stock of any class or classes at the time authorized (other than Class B Common Stock), such rights or options to have such terms and conditions, and to be evidenced by or in such instrument or instruments, as shall be approved by the Board.

                (e)           Mergers, Consolidation, Etc.  In the event that the Corporation shall enter into any consolidation, merger, combination or other transaction in which shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then, and in such event, the shares of each class of Common Stock shall be exchanged for or changed into the same amount of stock, securities, cash and/or any other property, as the case may be, into which or for which each share of any other class of Common Stock is exchanged or changed; provided, however, that if shares of Common Stock are exchanged for or changed into shares of capital stock, such shares so exchanged for or changed into may differ to the extent and only to the extent that the Class A Common Stock and the Class B Common Stock differ as provided herein.

                (f)            Liquidation Rights.  In the event of any dissolution, liquidation or winding-up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provision for the holders of each series of Preferred Stock, if any, the remaining assets and funds of the Corporation, if any, shall be divided among and paid ratably to the holders of the shares of the Class A Common Stock and the Class B Common Stock treated as a single class.

ARTICLE FIVE

The Bylaws of the Corporation shall be adopted by the sole incorporator.  In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized thereafter to adopt, amend or repeal the Bylaws of the Corporation or any amendment thereof without the assent or vote of the stockholders of the Corporation.  Notwithstanding any other provisions of the Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation and, in addition to any other vote required by law, the stockholders may, at any annual or special meeting of the stockholders of the Corporation, duly called and upon proper notice thereof, make, alter, amend or repeal the Bylaws or any amendment thereof by the affirmative vote by the holders of not less than 66-2/3% of the shares of stock entitled to vote generally in the election of directors.

ARTICLE SIX

The Corporation shall indemnify each of the Corporation’s directors and officers in each and every situation where, under Section 145 of the DGCL, as amended from time to time (“Section 145”), the Corporation is permitted or empowered to make such indemnification.

The Corporation may, in the sole discretion of the Board of Directors of the Corporation, indemnify any other person who may be indemnified pursuant to Section 145 to the extent the Board of Directors deems advisable, as permitted by Section 145.  The Corporation shall promptly make or cause to be made any determination required to be made pursuant to Section 145.

No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director to the extent not permitted under the DGCL.  If the DGCL is subsequently amended to further eliminate or limit the liability of a director, then a director of the Corporation shall not be liable to the fullest extent permitted by the amended DGCL.  For purposes of this Article Six, “fiduciary duty as a director” shall include any fiduciary duty arising out of serving at the Corporation’s request as a director of another corporation, partnership, joint venture or other enterprise, and “personal liability to the Corporation or its stockholders” shall include any liability to another corporation, partnership, joint venture, trust or other enterprise, and any liability to the Corporation in its capacity as a security holder, joint venturer, partner, beneficiary, creditor or investor of or in any such other corporation, partnership, joint venture, trust or other enterprise.

Neither any amendment nor repeal of this Article Six, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or any amendment thereof inconsistent with this Article Six, shall eliminate or reduce the effect of this Article Six in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Six, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE SEVEN

Except as otherwise provided by or fixed pursuant to the provisions of the Corporation’s Amended and Restated Certificate of Incorporation relating to the rights of holders of any series of preferred stock, any action required to be taken at any annual or special meeting of the stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing (or deemed to be in writing under applicable law), setting forth the action so taken, shall be signed by stockholders (or deemed to be signed by stockholders under applicable law) representing not less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered and dated as required by law.  Prompt notice of the taking of such action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

ARTICLE EIGHT

No stockholder of the Corporation shall have any preemptive or preferential right, nor be entitled to such as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of the Corporation of any class or series, whether issued for cash or for consideration other than cash, or of any issue of securities convertible into stock of the Corporation.

ARTICLE NINE

The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors of the Corporation.  The number of directors of the Corporation shall be fixed from time to time in the Bylaws or any amendment thereof duly adopted by the Board of Directors or by the stockholders.

ARTICLE TEN

Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation or any amendment thereof.

ARTICLE ELEVEN

Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE TWELVE

The Corporation reserves the right to amend or repeal any provisions contained in this Amended and Restated Certificate of Incorporation or any amendment thereof from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.